SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                 July 15, 1996



                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                     1-2979               41-0449260
(State or other jurisdiction        (Commission         (IRS Employer
     of incorporation)              File Number)        Identification No.)



              Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                   55479
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:  612-667-1234


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ITEM 5.     Other Events.


                         RECENT OPERATING RESULTS


Norwest Corporation's ("Norwest") net income was $285.4 million for the quarter ended June 30, 1996, an increase of 21.8 percent over the $234.3 million earned in the second quarter of 1995. Fully diluted earnings per common share were 76 cents, compared with 67 cents in the second quarter of 1995, an increase of 13.4 percent. Return on realized common equity was
22.1 percent and return on assets was 1.50 percent for the second quarter of 1996, compared with 22.6 percent and 1.48 percent, respectively, in the second quarter of 1995.

For the first six months of 1996, net income was $556.8 million, or $1.50 per fully diluted common share, an increase of 23.4 percent and 13.6 percent, respectively, over the $451.1 million or $1.32 per fully diluted common share earned in the first six months of 1995. Return on realized common equity for the first six months of 1996 was unchanged from the prior year at 22.4 percent and return on assets was 1.50 percent, compared with
1.47 percent for the same period a year ago.

Consolidated net interest income in the second quarter of 1996 was $916.5 million, compared with $798.2 million in the second quarter of 1995, an increase of 14.8 percent. Net interest income increased 17.2 percent to $1,807.3 million for the first six months of 1996, compared with the same period in 1995. The improvement from the second quarter and first half of 1995 was principally due to increases in average loans and investment securities and lower cost of funds. These factors were partially offset by a shift to relatively lower-yielding earning assets and the sale of $0.9 billion of higher-yielding credit card receivables.

Norwest provided $87.4 million for credit losses in the second quarter of 1996, or 92 basis points of average loans and leases on an annualized basis. This compares with $74.7 million or 85 basis points, in the same period a year ago. Net credit losses totaled $83.9 million in the second quarter of 1996, compared with $74.4 million in the second quarter of 1995. As a percent of average loans and leases, net credit losses were 88 basis points in the second quarter of 1996, compared with 84 basis points in the same period a year ago. For the first six months of 1996, Norwest's provision for credit losses amounted to $175.2 million or 94 basis points of average loans and leases on an annualized basis, compared to $130.0 million or 76 basis points for the same period of 1995. Net credit losses, as a percent of average loans and leases were 91 basis points in the first half of 1996, compared with 72 basis points in the same period of 1995.

Non-performing assets totaled $225.3 million at June 30, 1996, $70.4 million higher than at June 30, 1995. Non-performing loans increased because of acquisitions by $52.1 million from June 30, 1995. As a percent of loans, leases and other real estate owned, non-performing assets were
0.58 percent at June 30, 1996, compared with 0.43 percent at the same time last year. Reserve coverage of non-performing assets was 447.8 percent at June 30, 1996, and the allowance for credit losses was 2.61 percent of loans and leases.

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During the first half of 1996, Norwest has not experienced any noteworthy deterioration in consumer credit statistics. Norwest's credit card receivables past due over 30 days were 3.87 percent at June 30, 1996, as compared with 3.86 percent at March 31, 1996 and 3.88 percent at year end 1995. Norwest Financial's consumer installment and sales finance delinquencies over 60 days were 3.59 percent, as compared with 3.48 percent and 3.41 percent at March 31, 1996 and December 31, 1995, respectively. Bank consumer loans past due over 30 days have improved and were 1.48 percent in the second quarter of 1996, as compared with 1.55 percent in the first quarter and 1.75 percent at year end 1995. Norwest Mortgage's delinquencies over 30 days in the servicing portfolio were 4.90 percent at June 30, 1996, compared with 4.40 percent at March 31, 1996 and 5.00 percent at December 31, 1995.

Consolidated non-interest income was $646.6 million in the second quarter of 1996, an increase of $199.2 million, or 44.5 percent, from the second quarter of 1995. Mortgage banking revenues in the second quarter of 1996 were $221.4 million, or $91.1 million higher than the same period last year, principally due to increased origination and servicing fees, and gains on sales of servicing rights. Net investment securities losses of $45.8 million were recorded in the second quarter of 1996, compared with net gains of $9.3 million in the second quarter of 1995. Venture capital gains increased $60.7 million from the second quarter of 1995. In addition, a gain of $33.5 million was recorded in the second quarter of 1996 on the disposition of credit card receivables held for sale. For the first six months of 1996, consolidated non-interest income was up $361.4 million to $1,203.6 million, an increase of 42.9 percent over 1995. The increase was primarily due to increased mortgage banking revenues and credit card and venture capital gains, partially offset by net investment securities losses and a decline in trading income.

Consolidated non-interest expenses were $1,015.8 million in the second quarter of 1996, compared with $822.0 million in the same period of 1995, an increase of 23.6 percent. In the second quarter of 1996, Norwest recorded writedowns of goodwill and other intangibles of $58.6 million before taxes, or $50.6 million after taxes, since $35.7 million of the writedown is not tax deductible. Second quarter 1996 results also reflect increased operating expenses associated with acquisitions. There were $17.2 million of acquisition-related special charges taken in conjunction with acquisitions closed within the quarter. These increases in expenses were partially offset by the year-to-date effect of reduced pension benefits expense of $26.6 million due to a change in pension assumptions. For the six months ended June 30, 1996, non-interest expenses were up $382.0 million to $1,963.2 million, an increase of 24.2 percent over the six months ended June 30, 1995, and primarily reflect increased expenses related to acquisitions.

Norwest's Banking Group reported earnings of $189.3 million in the second quarter of 1996, 28.8 percent above second quarter 1995 earnings of $146.9 million. The increase in Banking Group earnings over the second quarter of 1995 reflects growth in net interest income, gains on sales of credit card receivables, higher venture capital investment gains and reduced pension expense. These increases were partially offset by goodwill and other intangible writedowns. At June 30, 1996, Norwest Venture Capital had a net unrealized appreciation in its investment portfolio of $248.0 million. For the first six months of 1996, the Banking Group's earnings were $370.5 million, an increase of 29.0 percent over the $287.0 million earned in the first half of 1995.

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Mortgage Banking earned $30.7 million in the quarter ending June 30,1996, compared with $26.4 million in the second quarter of 1995. Combined gains on sales of mortgages and servicing rights in the second quarter of 1996 amounted to $27.3 million, compared with $9.7 million in the same period a year ago. Mortgage loan originations were $14.9 billion in the second quarter of 1996, compared with $7.7 billion in the second quarter of 1995. Increases in volume were attributable in part to the acquisition of substantially all the assets of Prudential Home Mortgage Company, Inc. in May 1996. Mortgage Banking capitalized $99.8 million of mortgage servicing rights in the second quarter of 1996, representing 123 basis points of originated mortgage loans, compared with $55.9 million for the second quarter of 1995. Amortization of capitalized mortgage servicing rights, including excess servicing rights, was $69.2 million for the quarter ending June 30, 1996, compared with $29.5 million for the three months ended June 30, 1995. The servicing portfolio totaled $168.0 billion at June 30, 1996 and had a weighted average interest rate of 7.74 percent. Capitalized mortgage servicing rights totaled $2.5 billion, or 149 basis points of the mortgage servicing portfolio at June 30, 1996. For the first six months of 1996, Mortgage Banking's earnings were $61.1 million, an increase of 28.7 percent over the $47.5 million earned in the first half of 1995.

Norwest Financial reported second quarter 1996 net income of $65.4 million, an increase of 7.2 percent from 1995 second quarter earnings of $61.0 million. The increase in Norwest Financial's earnings from the second quarter of 1995 was principally due to increases in net interest income partially offset by a higher provision for credit losses. Norwest Financial's net charge-offs in the second quarter of 1996 were $52.3 million, compared with $34.3 million in the second quarter of 1995. For the first six months of 1996, Norwest Financial's earnings were $125.2 million, an increase of 7.5 percent over the $116.6 million earned in the first half of 1995.

At June 30, 1996, consolidated total assets were $77.8 billion, compared with $72.1 billion at December 31, 1995. Consolidated loans and leases, net of unearned discount, increased 6.9 percent from December 31, 1995, and totaled $38.7 billion at June 30, 1996. Consolidated total deposits were $46.3 billion at June 30, 1996, compared with $42.0 billion at December 31, 1995. Consolidated long-term debt at June 30, 1996 was $13.8 billion, compared with $13.7 billion at year-end 1995. Consolidated stockholders' equity was $5.6 billion at June 30, 1996, compared with $5.3 billion at December 31, 1995. Tier 1 and total capital ratios were 8.53 percent and
10.49 percent, respectively, at June 30, 1996, compared with 8.11 percent and 10.18 percent, respectively, at December 31, 1995. The leverage ratio was 6.09 percent at June 30, 1996 and 5.65 percent at December 31, 1995. Dividends declared per common share were 27 cents for the second quarter of 1996, compared with 21 cents for the same period of 1995. The dividend payout ratio was 35.5 percent and 30.9 percent for the three months ended June 30, 1996 and 1995, respectively.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     Norwest Corporation
                                     (Registrant)


Dated: July 23, 1996             By: /s/ Michael A. Graf
                                     Michael A. Graf
                                     Senior Vice President and Controller
                                     (Principal Accounting Officer)


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